UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CAMDEN PROPERTY TRUST
(Name of Registrant as Specified in Its Charter)
Not applicable
(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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CAMDEN PROPERTY TRUST
Supplement to Proxy Statement
Dated March 29, 2018

On March 23, 2018, Camden Property Trust (the "Company") filed its Proxy Statement with the Securities and Exchange Commission relating to the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 17, 2018 at 9:00 a.m., central time, at the Company's offices at 11 Greenway Plaza, 25th Floor, Houston, Texas 77046.

On March 23, 2018, subsequent to the time of the filing of the Proxy Statement, Frances Aldrich Sevilla-Sacasa, a Trust Manager nominee, was appointed to the board of Carrizo Oil & Gas, Inc., a publicly-traded oil and gas exploration and development company.

This Supplement will also be made available to shareholders at www.proxyvote.com, in the Investors' section of the Company’s website at www.camdenliving.com under "SEC Filings" or by mail. This Supplement does not provide all of the information which is important to your decision at the Annual Meeting. Additional information is contained in the Proxy Statement which was previously made available to our shareholders. We encourage you to carefully read this Supplement together with the Proxy Statement.

If you have already submitted your proxy, or voted online or by telephone, you do not need to take additional action unless you wish to change your vote.

If you are a shareholder of record, you may revoke your proxy at any time before the annual meeting by delivering a written notice of revocation or a duly executed proxy card bearing a later date to the Company’s principal executive offices at 11 Greenway Plaza, Suite 2400, Houston, Texas 77046, Attention: Corporate Secretary. Such notice or later dated proxy must be received by the Company prior to the annual meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you are a beneficial owner, please contact your broker, bank or other agent for instructions on how to revoke your proxy.
The Board continues to recommend you vote "FOR" each of the nominees listed in the Proxy Statement.